QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[SIMPSON THACHER & BARTLETT LLP LETTERHEAD]

August 29, 2011

DJO Finance LLC
DJO Finance Corporation
1430 Decision Street
Vista, California 92081

Ladies and Gentlemen:

        We have acted as counsel to DJO Finance LLC, a Delaware limited liability company (the "Company"), and DJO Finance Corporation, a Delaware corporation (the "Co-Issuer" and, together with the Company, the "Issuers"), and to the subsidiaries of the Company listed on Schedule I (the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $300,000,000 aggregate principal amount of 7.75% Senior Notes due 2018 (the "Exchange Senior Securities") and the issuance by the Guarantors of guarantees (the "Senior Guarantees") with respect to the Exchange Senior Securities and $300,000,000 aggregate principal amount of 9.75% Senior Subordinated Notes due 2017 (the "Exchange Senior Subordinated Securities" and, together with the Exchange Senior Securities, the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Senior Subordinated Guarantees" and, together with the Senior Guarantees, the "Guarantees") with respect to the Exchange Senior Subordinated Securities. The Exchange Senior Securities and the Senior Guarantees will be issued under an Indenture dated as of April 7, 2011 (the "Senior Indenture"), among the Issuers, the Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the "Trustee"). The Exchange Senior Subordinated Securities and the Senior Subordinated Guarantees will be issued under an Indenture dated as of October 18, 2010 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among the Issuers, the Guarantors and the Trustee. The Exchange Senior Securities will be offered by the Issuers in exchange for $300,000,000 aggregate principal amount of their outstanding 7.75% Senior Notes due 2018 that were issued on April 7, 2011. The Exchange Senior Subordinated Securities will be offered by the Issuers in exchange for $300,000,000 aggregate principal amount of their outstanding 9.75% Senior Subordinated Notes due 2017 that were issued on October 18, 2010.

        We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange, the

  Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

          2.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the respective laws of the States of Minnesota, Nevada, North Carolina and Wisconsin, we have relied upon the respective opinions of Faegre & Benson LLP, Rice Silbey Reuther & Sullivan, LLP, Moore & Van Allen, PLLC and Reinhart Boerner Van Deuren s.c., each dated the date hereof, which are being filed as exhibits to the Registration Statement.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and, to the extent set forth herein, the respective laws of the States of Minnesota, Nevada, North Carolina and Wisconsin.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP /s/ Simpson Thacher & Bartlett LLP

 Schedule I

SUBSIDIARY	STATE OF INCORPORATION OR FORMATION
DJO, LLC	Delaware
Encore Medical, LP	Delaware
Encore Medical Asset Corporation	Nevada
Encore Medical GP, LLC	Nevada
Encore Medical Partners, LLC	Nevada
Empi, Inc.	Minnesota
Elastic Therapy, LLC	North Carolina
Rikco International, LLC	Wisconsin

QuickLinks

  Exhibit 5.1
Schedule I